Press Release	Source: Western Standard Energy Corp.

Western Standard Energy Corp. Enters MOI on Additional 60,000 Acres within Valley Country, Montana
Thursday January 31, 11:48 am ET

WILLISTON, N.D.--(BUSINESS WIRE)--Western Standard Energy Corp., (OTCBB:WSEG - News), an oil and gas exploration company, today announced that it has entered into a memorandum of understanding with F Cross Resources LLC to acquire a 50% share of its interest in approximately 60,000 acres of non-producing mineral leases in Valley County, Montana.

Under the terms of the agreement, Western Standard Energy will pay the completion and testing costs for State Well 7-16. Upon payment of the completion costs F Cross Resources LLC will assign 50% of its interest in the leases to Western Standard Energy.

Robert J. Angerer Sr., a partner of Oil For America, and a party to the Farmout agreement between Coastal Petroleum Company and F Cross Resources stated: “State 7-16 has been highly graded using our proprietary methodology, along with an additional 7 additional prospects to be drilled, giving an estimated potential for production around 500,000 to 1 million barrels of oil per producing well. Furthermore, we have identified approximately 350 Lodgepole Reef generated prospects within the 60,000 acre leasehold.”

CEO of Western Standard Energy, Dan Bauer states, “We are very excited to have been given this unique opportunity to expand interests in Valley County Montana to include a significant share of over 100,000 acres, giving us the potential to be a significant player in the region. We look forward to the completion and testing of our shallow gas discovery on Federal 1-19, and then State 7-16 during the summer drilling season.”

About Western Standard Energy Corp. (the “Company”)

Western Standard Energy Corp. is an independent oil and gas exploration company. the Company aims to secure and develop a portfolio of oil and gas properties throughout the Central and Western United States of America. The Company is a publicly traded company and trades on the OTC BB under the ticker symbol: WSEG. Shareholders are invited to contact corporate communications toll free at (888) 956-7843 for further information.

Western Standard Energy Corp.

Dan Bauer, President

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements in this news release include that the Company will pay the completion and testing costs for State Well 7-16, that upon the Company’s payment of the completion costs F Cross Resources LLC will assign 50% of its interest in the leases to our company, that we will complete and test of our shallow gas discovery on Federal 1-19 and then State 7-16 during the summer drilling season and that the Company will aim to secure and develop a portfolio of oil and gas properties throughout the Central and Western United States of America. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom we have contracted, inability to maintain qualified employees or consultants, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, and the likelihood that no commercial quantities of gas are found or recoverable. Readers should also refer to the risk disclosures outlined in the Company’s quarterly reports on Form 10-QSB, annual reports on Form 10-KSB and the Company’s other disclosure documents filed from time-to-time with the Securities and Exchange Commission available at www.sec.gov.

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission (“SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this document, such as “estimated potential for production around 500,000 to 1 million barrels of oil per producing well,” “highly graded” and “we have identified approximately 350 Logdepole Reef prospects ” that the SEC’s guidelines may prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our annual report on Form 10-KSB and quarterly reports on Form 10-QSB available from us or the SEC.

Contact:
Western Standard Energy Corp.
Dan Bauer, 1-888-956-7843
Investor Relations
ir@western-standard.com
www.western-standard.com

Source: Western Standard Energy Corp.